CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION OF

ADVANSOURCE BIOMATERIALS CORPORATION

AdvanSource Biomaterials Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.The name of the Corporation is AdvanSource Biomaterials Corporation.  The Corporation was originally incorporated under the name “CardioTech International, Inc.”  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 25, 2007.  A Certificate of Amendment of the Corporation’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 15, 2008.

2.This Certificate of Amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

3.Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation (the “Certificate”) as set forth herein.

4.Article First of the Certificate is hereby amended and restated to read in its entirety as follows:

“The name of the corporation is EKIMAS Corporation (the “Corporation”).”

5.This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, AdvanSource Biomaterials Corporation has caused this Certificate of Amendment to be signed by Michael F. Adams, a duly authorized officer of the Corporation, on March 3, 2020.

/s/ Michael F. Adams

Michael F. Adams

President and Chief Executive Officer